[Press Release]

Cardinal Energy Group, Inc. Hires Industry Veteran David Rippy as COO

‘Expect Shackelford Wells to Produce up to 400 BOPD by the end of Q1 2014′

Dublin OH, January 7, 2014 — Cardinal Energy Group, Inc. (OTCQB: CEGX) (“Cardinal Energy” or “the Company”) announced that it has hired David Rippy as the Company’s Chief Operating Officer effective January 1, 2014. Mr. Rippy has been a consultant to the Company for the past three months.

Mr. Rippy has over 35 years of oil field experience. Mr. Rippy worked as a field engineer for Halliburton and for ARCO Oil & Gas as their production and work-over specialist through the late 1970’s into the late 1980’s. At the end of the 1980’s he went to work for Berry Petroleum as a Drilling, Production and Work-over Specialist. In the early 1990’s he joined Bestline Liner Systems as their Design and Sales Manager. In 1995 he founded Bakersfield Drilling Consultants, Inc., which provides Senior Drilling Supervisors directly to the Oil and Gas Drilling exploration industry.

“We are delighted to bring Dave on full time with Cardinal as its Chief Operating Officer”, Timothy Crawford CEO of Cardinal Energy remarks, “He has been working with Cardinal as a consultant since this past September. During the last several months he has been focused on remediating our Shackelford County, Texas prospect, which has proven himself as invaluable to the company. Dave’s deep experience has made a tremendous difference in our production capabilities in this field. Since he began the over sight of this field, we have satisfied the Texas Railroad Commissions regulations and passed the inspections on our two injector wells, which allows us to sell our oil. He contracted with a new oil field services company for the well work-overs and ongoing well maintenance.”

Mr. Crawford continued, “Under Dave’s direction, and during incredibly bad weather in Texas, we have repaired some of the access roads, which allowed us to bring in the work over rig to repair our injector wells and begin our rework schedule. To date we have reworked our first four wells that were minimally producing or were shut-in. These four wells are now producing 41 barrels of oil per day combined; the prior week’s rework reports indicated the wells had good down-hole pressure further verifying there are still significant reserves remaining in the reservoir. This is a milestone in Cardinal’s quest to become a major domestic, independent oil and gas producer. Based on the initial production results from our first four reworked wells, we anticipate having our Shackelford County, Texas prospect produce up to 400 barrels of oil per day by the end of the first quarter of 2014 by completing the rework on the remaining 39 wells.”

Forward Looking Statements In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Cardinal Energy Group, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our expectations concerning our ability to obtain financing and close on the acquisition of the oil and gas leases and property, our beliefs concerning our ability to increase the rate of oil and gas production, and the expected demand, pricing and operating results for our oil and gas operations.

About Cardinal Energy Group, Inc. Cardinal Energy Group, Inc. is a U.S producer of oil and natural gas within the United States. The Company is based in Dublin, Ohio. Cardinal focuses on known formations that have significant proven reserves remaining that can be produced economically. Cardinal targets fields with wells that may need remediation due to neglect or undercapitalization. We select prospects that offer a strong up-side for production. The upside we seek in a prospect is twofold – it must have the potential to be restarted or have its current production increased using newer technology and remediation methods and; it must also have additional lease acreage which can be further developed by completing development wells adjacent to existing producing wells. Cardinal exploits these undervalued assets by acquiring a majority working interest in the prospect and then applies the Company’s calculated development plan. Cardinal also seeks acquisitions of over-leveraged companies when there is a clear upside from their purchase based on strong commodity prices. The Company operates throughout the Continental United States. More information on Cardinal Energy Group, Inc. is available at www.cardinalenergygroup.com.